Exhibit 23.1

                    Consent of PricewaterhouseCoopers (Paris)

         We consent to the incorporation by reference in the Registration Statement on Form S-8 of Aventis relating to the Aventis Stock Option Plan 2002, of our report dated February 12, 2002, relating to the consolidated balance sheets of Aventis and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which is included in the Annual Report on Form 20-F of Aventis for the year ended December 31, 2001.

December 23, 2002

                                                   /s/ PRICEWATERHOUSECOOPERS
                                                   -----------------------------
                                                   PricewaterhouseCoopers
                                                   Independent Auditors


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